As filed with the Securities & Exchange Commission on June 16, 2010

Registration No.  333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2166744 (I.R.S. Employer Identification Number)

65 Rushmore Street

Westbury, New York 11590

(516) 997-7474

 (Address and Telephone of Principal Executive Offices) (Zip Code)

Dionics, Inc.

2010 Consultant Stock Compensation Plan

(Full Title of Plan)

Bernard L. Kravitz, President

65 Rushmore Street

Westbury, New York 11590

(516) 997-7474

 (Name, address and telephone number of agent for service)

Copies to:

David M. Kaye, Esq.

Kaye Cooper Fiore Kay & Rosenberg, LLP

30A Vreeland Road, Suite 230

Florham Park, New Jersey 07932

(973) 443-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ X ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,000,000	$0.12	$480,000	$34.23
Total	4,000,000	N/A	$480,000	$34.23

(1)

Represents shares of Common Stock issuable under the Dionics, Inc. 2010 Consultant Stock Compensation Plan. Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above,  an  indeterminate  number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Calculated in accordance with Rule 457(c) using the average of the high and low prices as reported on the OTCBB on June 14, 2010.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”), as amended, to register 4,000,000 shares of common stock, par value $.01 (the “Common Stock”), of Dionics, Inc. (the “Registrant”) issuable pursuant to our 2010 Consultant Stock Compensation Plan (the “Consultant Stock Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Consultant Stock Plan, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to participants pursuant to Rule 428(b).  Any and all such requests shall be directed to the President, at Dionics, Inc., 65 Rushmore Street, Westbury, New York 11590 or by telephone at (516) 997-7474.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following materials are incorporated by reference herein in their entirety.  In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 31, 2010;

(b)

the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 13, 2010;

(c)

the description of the Company’s Common Stock contained in the Company’s Form 10 filed with the SEC on October 6, 1975, including any amendment or report filed for the purpose of updating such description.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

The class of securities to be offered hereby is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.

Interests of Named Experts and Counsel.

Kaye Cooper Fiore Kay & Rosenberg, LLP (“Kaye Cooper”) has passed on the legality of the shares of Common Stock offered hereby for the Registrant.  David M. Kaye, a partner of Kaye Cooper, is a former director of the Registrant and owns 100,000 shares of the Registrant’s Common Stock.

Item 6.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers,  employees or agents of the Registrant to indemnification from  judgments, fines, amounts paid in settlement and reasonable  expenses,  including attorneys’ fees, as the result of an action  or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being  or having been a director, officer, employee or agent of the Registrant provided said persons acted in good faith and in a manner  reasonably believed to be in or not opposed to the best interests  of the Registrant (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct  complained of was unlawful).

Also, the Registrant’s certificate of incorporation provides that the Registrant shall indemnify any director, officer or employee of the Registrant against the reasonable expenses, including attorneys fees and to the extent permitted by law, any amount paid in a court approved  settlement, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therefrom, except in relation to matters in which it shall be adjudged that in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit		Incorporated by
No.	Name of Exhibit	Reference to
5.1	Opinion letter of Kaye Cooper Fiore	*
Kay & Rosenberg, LLP

10.1	Dionics, Inc. 2010 Consultant
	Stock Compensation Plan	*

23.1	Consent of Kaye Cooper Fiore Kay	*
& Rosenberg, LLP, included in Opinion
of Counsel filed as Exhibit 5.1

23.2	Consent of Michael F. Albanese, CPA	*

*

Filed herewith.

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York on June 14, 2010.

DIONICS, INC.

By:

/s/ Bernard L. Kravitz

Bernard L. Kravitz,

President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Bernard L. Kravitz, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Bernard L. Kravitz

President, Secretary,

June 14, 2010

Bernard L. Kravitz

Treasurer and Director

(Principal Executive Officer and

Principal Financial Officer)

/s/ Jeff Teng

Chairman of the Board and

June 14, 2010

Jeff Teng

Director

/s/ Roy Teng

Director

June 14, 2010

Roy Teng